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                                                                   EXHIBIT 99.02


FIRST PARAGRAPH UNDER THE CAPTION "LEGAL PROCEEDINGS" IN THE QUARTERLY REPORT ON FORM 10-Q OF SSBH FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2001 (FILE NO. 1-4346).


For information concerning a purported class action complaint filed in the United States District Court for the Middle District of Florida (Dwight Brock as Clerk for Collier County v. Merrill Lynch, et al.) see the description that appears in the fourth paragraph under the caption "Legal Proceedings" beginning on page 12 of the Annual Report on Form 10-K of SSBH for the year ended December 31, 2000 (File No. 1-4346), which description is included as Exhibit 99.01 to this Form 10-Q and incorporated by reference herein. In May 2001, the parties reached, and the court preliminarily approved, a tentative settlement with a final approval hearing scheduled for the end of September 2001.